Exhibit 99.1

UNIGENE AND TARIX PHARMACEUTICALS ENTER DEFINITIVE LICENCING AGREEMENT FOR “PEPTELLIGENCE-ENGINEERED” TXA127

- Licensing Agreement Follows Successful Completion of Feasibility Study of
Orally Administered Peptide -

November 27, 2012 – Boonton, NJ and Cambridge, MA – Unigene Laboratories, Inc. (OTCBB: UGNE) and Tarix Pharmaceuticals today announced that the companies have entered into a definitive licensing agreement to develop an oral formulation of TXA127, Tarix’s lead peptide drug candidate.  The oral formulation of TXA127 is being developed jointly by Unigene and Tarix under a previously agreed upon feasibility program whereby the companies leveraged Unigene’s Peptelligence™ technology platform to enable enhanced oral delivery of TXA127.

According to terms of the licensing agreement, Tarix will have an exclusive worldwide license to Unigene’s Peptelligence™ technology covering the use of that technology with Angiotensin (1-7), the pharmaceutical ingredient in TXA127, as well as its functional equivalents, analogues or derivatives.  In return for the license, Tarix will pay Unigene a percentage of revenues, if any, derived from the direct sales of any oral dose form of an approved Angiotensin (1-7) product by Tarix or from any up-front, milestone or royalties received by Tarix from a third-party sub-licensee of Unigene’s Peptelligence™ technology with respect to any Angiotensin (1-7) product.  There is no upfront payment being made by Tarix to Unigene in connection with the execution of the license.

Ashleigh Palmer, Unigene’s Chief Executive Officer, commented, “Our licensing agreement with Tarix is further validation of the strength of Unigene’s Peptelligence™ platform and the tremendous value that our feasibility program offers to innovators in the therapeutic peptide field.  We are very excited to extend our feasibility partnership with Tarix into a fully-fledged licensing agreement and to work with Dr. Franklin and his company’s scientific team to advance the development of what we all agree is a potentially groundbreaking drug.”

Rick Franklin, M.D., Ph.D., Chief Executive Officer of Tarix, commented, “TXA127 has always been a high-value opportunity, given its potential to treat multiple therapeutic conditions. However, our ability to potentially deliver TXA127 orally will significantly enhance its transactability with prospective advanced-stage development partners and serves to greatly differentiate it from other peptide-based drugs. Based on our experience, Unigene’s Peptelligence™ technology and feasibility program offer the potential to truly transform the therapeutic peptide market.”

In September, data from a feasibility study of TXA127 demonstrated that the oral formulation produced extremely high exposure in the blood that resulted in a several-fold increase in bioavailability as compared to the oral delivery of the unformulated drug, and was equal to or greater than that achieved by the current subcutaneous formulation.

About TXA127

TXA127 is a pharmaceutical formulation of the naturally occurring peptide, Angiotensin (1-7).  Tarix is developing TXA127 for multiple therapeutic indications, including enhancement of engraftment following peripheral blood and cord blood stem cell transplantation, stroke recovery, peripheral vascular disease and diabetes. TXA127 has been granted orphan drug status by the U.S. Food and Drug Administration (FDA) as a treatment for pulmonary arterial hypertension, to enhance engraftment in patients receiving a stem cell transplant, and for Myelodysplastic Syndrome (MDS). Tarix is developing a related peptide, PanCyte, for stroke and diabetes.

About Tarix Pharmaceuticals

Tarix Pharmaceuticals is a clinical stage biopharmaceutical company developing peptide drugs to address significant unmet medical needs. The Company’s lead product, TXA127, is a pharmaceutical formulation of the naturally occurring peptide, Angiotensin (1-7). TXA127 is currently in a Phase II clinical trial for peripheral blood stem cell engraftment, and in earlier-stage trials for cord blood transplantation. TXA127 is also being developed, under grants from the US government, as a treatment for radiation exposure.

Tarix’s second product, PanCyte, is a synthetic, long-acting analogue of Angiotensin (1-7). PanCyte is in pre-clinical development focused on several disease areas with serious unmet medical need.

About Unigene Laboratories, Inc.

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform.  Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence.  Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to: the development of Angiotensin (1-7) product candidates, including TXA127 for one or more of various therapeutic indications; the development of the oral formulation of TXA127; additional feasibility programs evaluating Peptelligence™, application of Unigene technology to Tarix’s other Angiotensin (1-7) peptides; the licensing and financial arrangements between Unigene and Tarix for use of Unigene technology; potential revenues from the sales of any Angiotensin (1-7) product; potential revenues from any up-front, milestone or royalties from a third-party sub-licensee; the advancement of any Tarix product candidate, including the approval thereof for sale; whether any Angiotensin (1-7) product will be groundbreaking even if successfully developed and approved  Tarix’s development of PanCyte.  These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to, the risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

For Investors & Media:
Joshua Drumm, Ph.D. / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com

Source:  Unigene Laboratories, Inc.